Exhibit 99.1
Marathon Oil Second Quarter 2014 Adjusted Net Income Per Diluted Share
Up 33% Year Over Year
Liquids Production From U.S. Resource Plays Increases Over 30% From Year-Ago Quarter

HOUSTON, Aug. 4, 2014 - Marathon Oil Corporation (NYSE:MRO) today reported second quarter of 2014 adjusted net income was $603 million, or $0.89 per diluted share, compared to adjusted net income in the second quarter of 2013 of $478 million, or $0.67 per diluted share.

During the quarter, Marathon Oil entered into an agreement to sell its Norway business, which is now reflected as discontinued operations. Adjusted income from continuing operations, which excludes Norway and Angola, for the second quarter of 2014 was $423 million, or $0.62 per diluted share, compared to adjusted income from continuing operations in the second quarter of 2013 of $293 million, or $0.41 per diluted share.

For the second quarter of 2014, net income was $540 million, or $0.80 per diluted share, compared to net income in the second quarter of 2013 of $426 million, or $0.60 per diluted share. Income from continuing operations, which excludes Norway and Angola, for the second quarter of 2014 was $360 million, or $0.53 per diluted share, compared to income from continuing operations in the second quarter of 2013 of $241 million, or $0.34 per diluted share.

Key Quarterly Highlights

•	Adjusted net income per diluted share increased to $0.89, up 33% from the year-ago quarter

◦	Adjusted income from continuing operations per diluted share was $0.62, an increase of 51% from the year-ago quarter

•
Three high-quality U.S. resource plays averaged net production of 170,000 boed, up 29% from the year-ago quarter, with liquids production up more than 30%. On track for greater than 30% production growth year-over-year as supported by:

◦	Pace of Eagle Ford wells to sales up 55% quarter-on-quarter, with 76 gross operated wells to sales

◦	Enhanced completion design in Eagle Ford delivering strong early results; wells with 180-day cumulative production yielding on average 25% improvement relative to modeled type curves

◦
Successful delineation of Austin Chalk/Upper Eagle Ford for co-development continues, with initial 15,500 net acres now delineated; three Austin Chalk/Upper Eagle Ford wells to sales during the quarter with nine additional wells being drilled, completed or awaiting first production

◦	Bakken wells to sales up 73% quarter-on-quarter, with 19 gross operated wells to sales

◦	Executed agreements to add approximately 30,000 net acres to Oklahoma resource position, increasing total acreage to more than 300,000 net acres

◦	Continued strong performance in SCOOP; one additional SCOOP XL well (extended-reach lateral of 7,000-10,000 feet) brought to sales, with 30-day IP rate of 2,000 boed

•	Recorded 98% average operational availability for Company-operated assets

•	Reached definitive agreement to sell Norway business for total transaction value of $2.7 billion; expect to close in the fourth quarter

•	Repurchased approximately 13 million common shares at a cost of $449 million, completing announced $1.5 billion buyback; $1.5 billion remaining on share repurchase authorization

•	Increased quarterly dividend 11% to $0.21 per share

	Three Months Ended
	June 30	June 30
(In millions, except per diluted share data)	2014 (a)	2013 (a)
Adjusted net income (b)	$603	$478
Adjustments for special items (net of taxes):
Net loss on dispositions	(58)	(73)
Pension settlement	(5)	(11)
Unrealized gain on crude oil derivative instruments	0	32
Net income	$540	$426
Adjusted net income - per diluted share (b)	$0.89	$0.67
Adjusted income from continuing operations - per diluted share (c)	$0.62	$0.41
Net income - per diluted share	$0.80	$0.60
Income from continuing operations - per diluted share	$0.53	$0.34
Revenues and other income	$2,941	$2,990
Weighted average shares - diluted	679	714
Exploration expenses
Unproved property impairments	$60	$40
Dry well costs	53	50
Geological and geophysical	6	9
Other	26	26
Total exploration expenses	$145	$125
Cash flow
Cash flow from continuing operations before changes in working capital (d)	$1,327	$1,085
Changes in working capital for continuing operations	(278)	(241)
Cash flow from discontinued operations	39	24
Cash flow from operations	$1,088	$868
(a) The Angola assets were sold in the first quarter of 2014 and the Company entered into an agreement to sell its Norway business in June 2014. The Angola and Norway businesses are reflected as discontinued operations in all periods presented.
(b) Adjusted net income and adjusted net income per diluted share are non-GAAP (generally accepted accounting principles) financial measures and should not be considered substitutes for net income and net income per diluted share as determined in accordance with GAAP. See below for further discussion of adjusted net income and adjusted net income per diluted share.
(c) Adjusted income from continuing operations and adjusted income from continuing operations per diluted share are non-GAAP financial measures and should not be considered substitutes for income from continuing operations and income from continuing operations per diluted share as determined in accordance with GAAP. See below for a reconciliation of adjusted income from continuing operations to income from continuing operations and further discussion of adjusted income from continuing operations and adjusted income from continuing operations per diluted share.
(d) Cash flow from continuing operations before changes in working capital is a non-GAAP financial measure and should not be considered a substitute for cash flow from operations as determined in accordance with GAAP. See below for further discussion of cash flow from continuing operations before changes in working capital.

“Continued strong production growth and crude oil and condensate price realizations across our U.S. resource plays helped Marathon Oil deliver another solid financial quarter," said Lee M. Tillman, Marathon Oil's president and CEO. "We've made significant progress on our three key business priorities for 2014: accelerated activity across the resource plays, portfolio optimization and increased share repurchases. As we look toward redeployment of proceeds from the Norway transaction, which is expected to close in the fourth quarter, organic growth will remain our first priority with the balance available for share repurchases and general corporate purposes. We will not deviate from our commitment to capital discipline and investing in opportunities that create long-term value for our shareholders.

"We have high confidence in Eagle Ford volumes growth as our well results continue to outperform modeled type curves and deliver strong economics. This quarter we brought 76 gross operated Eagle Ford wells to sales. We expect that momentum to carry forward, generating double-digit production growth quarter-on-quarter in the Eagle Ford for the remainder of 2014.

"We also had a strong second quarter in the Bakken, where production averaged 50,000 net barrels of oil equivalent per day, up 16 percent compared to the previous quarter. During the second half of 2014, greater than 50 percent of our planned Bakken wells will test enhanced completion designs. In the Oklahoma resource basins, we continue to delineate our strong acreage position and, with agreements executed in the second quarter, have grown our overall position to more than 300,000 net acres," Tillman said.

Sales and Production Volumes
Total Company sales volumes from continuing operations (excluding Libya) during the second quarter of 2014 averaged 394,000 net barrels of oil equivalent per day (boed) compared to 361,000 net boed for the second quarter of 2013.

	Three Months Ended
	June 30	June 30
(mboed)	2014	2013
Net Sales Volumes
North America E&P	227	201
International E&P excluding Libya (a) and Disc Ops (b)	123	117
Oil Sands Mining (c)	44	43
Total Continuing Operations excluding Libya	394	361
Discontinued Operations (Norway)	70	87
Discontinued Operations (Angola)	0	9
Total Company excluding Libya	464	457
Libya	0	49
Total	464	506
(a) Libya is excluded because of uncertainty around future production and sales levels.
(b) Angola and Norway are reflected as discontinued operations (Disc Ops).
(c) Includes blendstocks.

	Three Months Ended		Guidance (a)
	June 30	June 30	Q3	Full Year
(mboed)	2014	2013	2014	2014
Net Production Available for Sale
North America E&P	227	201	235-248
International E&P excluding Libya (b) and Disc Ops (c)	120	123	115-122
Combined North America & International E&P, excluding Libya (b) and Disc Ops (c)	347	324		345-360
Oil Sands Mining (d)	36	37	40-45	37-42
Total Continuing Operations excluding Libya	383	361
Discontinued Operations (Norway)	71	85
Discontinued Operations (Angola)	0	9
Total Company excluding Libya	454	455
Libya	1	45
Total	455	500
(a) This guidance excludes the effect of acquisitions or dispositions not previously announced.
(b) Libya is excluded because of uncertainty around future production and sales levels.
(c) Angola and Norway are reflected as Disc Ops.
(d) Upgraded bitumen excluding blendstocks.

The difference between production volumes available for sale and recorded sales for exploration and production (E&P) volumes was primarily due to the timing of international liftings.

Second quarter of 2014 production available for sale from continuing operations (excluding Libya) averaged 383,000 net boed, compared to the second quarter of 2013 average of 361,000 net boed. The increase in the second quarter of 2014 was driven by North America E&P's continued growth in the U.S. resource plays, partially offset by the shut-in of Powder River Basin operations and Gulf of Mexico decline.

International E&P production available for sale (excluding Libya and discontinued operations) for the second quarter of 2014 was lower compared to the second quarter of 2013 primarily as a result of significant unplanned downtime at the non-operated Foinaven field, natural decline within the Brae fields and planned and unplanned maintenance activities that lowered operational availability across the Brae complex, partially offset by increased volumes in Equatorial Guinea.

Oil Sands Mining (OSM) production available for sale for the second quarter of 2014 was essentially flat compared to the second quarter of 2013. Volumes in the second quarter of 2014 were slightly below previous guidance as a result of reliability issues at the mine.

Production available for sale for the Norway business averaged 71,000 net boed for the second quarter of 2014 compared to 85,000 net boed in the second quarter of 2013. The decrease was primarily the result of water breakthrough, as anticipated, at Volund, as well as natural decline in the remaining fields. Planned maintenance and system upgrades on the Alvheim floating production, storage and offloading vessel (FPSO) in the third quarter will impact production.

Libya's National Oil Corp. in early July rescinded force majeure associated with the third-party labor strikes at the Es Sider oil terminal. However, liftings have yet to resume. Marathon Oil has not included production from Libya in forecasts because of the uncertainty around future production levels.

As a result of the agreement to sell the Company's Norway business, which is now reflected as discontinued operations, Marathon Oil has excluded Norway production from its third quarter and revised full-year 2014 production guidance.

For the third quarter of 2014, the Company continues to expect growth in North America E&P production available for sale, driven by double-digit sequential quarter growth from the aggregate U.S. resource plays. International E&P production available for sale (excluding Libya) is expected to remain essentially flat in the third quarter, reflecting higher anticipated uptime at Foinaven, offset by reductions at Brae due to planned maintenance activities at the outside-operated Forties Pipeline System. Third quarter OSM production is expected to increase from second quarter volumes benefiting from higher beginning bitumen inventories and full operational availability of the upgrader.

As reflected in the table above, revised full-year guidance for production available for sale from the combined North America E&P and International E&P segments (excluding Libya) has been updated to 345,000 to 360,000 net boed. This guidance reflects a greater than 30 percent year-over-year growth rate in the U.S. resource plays. Full-year 2014 production guidance for the OSM segment has been lowered to 37,000 to 42,000 net barrels per day (bbld) of synthetic crude oil reflecting the first half of the year actual performance.

Segment Results
Total segment income was $517 million in the second quarter of 2014, compared to $411 million in the second quarter of 2013.

	Three Months Ended
	June 30	June 30
(In millions)	2014	2013
Segment Income
North America E&P	$302	$221
International E&P	160	170
Oil Sands Mining	55	20
Segment Income (a)	$517	$411
(a)    See Supplemental Statistics below for a reconciliation of segment income to net income as reported under GAAP.

North America E&P
The North America E&P segment reported income of $302 million in the second quarter of 2014, compared to income of $221 million in the second quarter of 2013. The increase is primarily due to higher liquid hydrocarbon net sales volumes from the U.S. resource plays and higher commodity price realizations, partially offset by higher production expenses and depreciation, depletion and amortization (DD&A) associated with the higher volumes.

EAGLE FORD: Marathon Oil's production in the Eagle Ford averaged 102,000 net boed in the second quarter of 2014, an increase of 26 percent over the year-ago average and 6 percent over the previous quarter. Approximately 66 percent of second quarter net production was crude oil/condensate, 16 percent was natural gas liquids (NGLs) and 18 percent was natural gas. Enhanced completion design in the Eagle Ford is delivering strong early results. Wells with 180-day cumulative production are yielding on average 25 percent improvement relative to modeled type curves. The pace of execution continued to improve along with the transition to higher density pad drilling, as evidenced by the 55 percent increase in the number of wells brought to sales compared to the first quarter. Marathon Oil reached total depth on 88 gross Company-operated wells and brought 76 gross operated wells to sales in the second quarter, compared to 83 and 49 gross wells, respectively, in the first quarter of 2014. Marathon Oil's average time to drill an Eagle Ford well in the second quarter of 2014, spud-to-total depth, was 13 days.

Marathon Oil continued its successful delineation of the Austin Chalk/Upper Eagle Ford for co-development with an initial 15,500 net acres now delineated. During the second quarter, the Company brought online three Austin Chalk/Upper Eagle Ford wells, including two in the condensate window: the previously announced Children Weston 4H in April and the Franke well with a 30-day initial production (IP) rate of approximately 1,650 boed (73 percent liquids). The third well with a 30-day IP rate of 600 boed (90 percent liquids) was the first in the black oil window. Nine additional Austin Chalk/Upper Eagle Ford wells are currently being drilled, completed or awaiting first production.

BAKKEN: Marathon Oil averaged 50,000 net boed of production in the Bakken during the second quarter of 2014, an increase of 28 percent over the year-ago average and 16 percent over the previous quarter. The Company's Bakken production averages 90 percent crude oil, 4 percent NGLs and 6 percent natural gas. The Company reached total depth on 19 gross Company-operated wells and brought 19 gross operated wells to sales in the second quarter, compared to 16 and 11 gross wells, respectively, in the first quarter of 2014. The Company's time to drill a Bakken well, spud-to-total depth, averaged 17 days in the second quarter. The Company re-completed eight wells during the second quarter of 2014 in the Myrmidon and Hector areas, with Myrmidon expected to generate pre-tax internal rates of return (IRR) in excess of 60 percent, while evaluation of results in the Hector area is ongoing. With continued success in earlier 320-acre spacing pilots, four additional spacing pilots with six Middle Bakken and six Three Forks first bench wells are planned. The first of these new 12-well spacing pilots spud in July, with the remainder planned over the balance of 2014. During the second half of 2014, more than 50 percent of planned Bakken wells will test enhanced completion designs, including elevated proppant volumes, slickwater and hybrid fracs, increased stages and cemented liners.

OKLAHOMA RESOURCE BASINS: The Company's unconventional Oklahoma production averaged 18,000 net boed during the second quarter of 2014, an increase of 38 percent over the year-ago average and 20 percent over the previous quarter. Approximately 44 percent of second quarter of 2014 net production was liquids and 56 percent was natural gas. During the second quarter, the Company reached total depth on six gross Company-operated wells and brought four gross operated South Central Oklahoma Oil Province (SCOOP) wells to sales. Of the SCOOP wells, one was an XL (extended-reach laterals) well with a 30-day IP rate of 2,000 boed (64 percent liquids). The Company continued to test other horizons in Oklahoma, with three operated wells producing in the Southern Mississippi Trend and the second operated Granite Wash horizontal well brought online. Three additional wells in the Southern Mississippi Trend are scheduled to spud in the second half of 2014. During the second quarter, Marathon Oil executed agreements to add approximately 30,000 net acres to its Oklahoma resource position, bringing the Company's overall position to more than 300,000 net acres.

GULF OF MEXICO: A well on the Key Largo prospect, located on Walker Ridge Block 578, is anticipated to spud in the third quarter as the first well with a new-build deepwater drillship. Marathon Oil is operator and holds a 60 percent working interest in the prospect.

The second appraisal well on the outside-operated Shenandoah prospect was spud in late May and is still drilling. The well is located on Walker Ridge Block 52, in which Marathon Oil holds a 10 percent working interest.

An exploration well is anticipated to spud in the second half of 2014 on the Perseus prospect in Desoto Canyon Block 231. Marathon Oil holds a 30 percent non-operated working interest.

International E&P
The International E&P segment reported income of $160 million in the second quarter of 2014, compared to segment income of $170 million in the second quarter of 2013. The decrease is primarily a result of lower net sales volumes in Libya and lower commodity price realizations, partially offset by reduced taxes associated with the lower sales volumes. Exploration expense in the second quarter of 2014 included dry well costs for the Shimela-1 and Gardim-1 exploratory wells in Ethiopia and the Mangesh exploratory well in Kurdistan.

EQUATORIAL GUINEA: Production available for sale averaged 106,000 net boed in the second quarter of 2014, compared to 101,000 net boed in the second quarter of 2013. Volumes were impacted by a planned turnaround at the EG LNG facility in April 2013.

U.K.: Production available for sale averaged 14,000 net boed in the second quarter of 2014 compared to 22,000 net boed in the second quarter of 2013 primarily as a result of reliability issues at the outside-operated Foinaven field, as well as natural decline within the Brae fields and planned and unplanned maintenance activities that resulted in lower overall operating availability. Planned maintenance activities on the outside-operated Forties Pipeline System are expected to impact Brae production in the third quarter of 2014.

KURDISTAN REGION OF IRAQ: In June, Marathon Oil reached total depth on the Jisik-1 exploration well on the Company-operated Harir Block. Testing is under way. Following the successful 2013 Mirawa-1 discovery, the Mirawa-2 appraisal well is expected to spud in the third quarter of 2014. Marathon Oil holds a 45 percent working interest in the Harir Block.

On the outside-operated Sarsang block, the East Swara Tika-1 exploration well reached a total depth of approximately 13,000 feet in June and testing is under way. The co-venturers declared the Swara Tika discovery commercial in May and filed a field development plan in June. Marathon Oil holds a 20 percent working interest in the Sarsang Block.

On the outside-operated Atrush Block, the Chiya Khere-5 development well (formerly Atrush-5) was spud in May and reached a total depth of approximately 6,900 feet in late June, ahead of schedule and under budget. The well will be tested in early 2015 prior to final completion and tie-in to the phase one production facility as part of the previously approved Atrush development plan. Marathon Oil holds a 15 percent working interest in the Atrush Block with first oil expected in 2015.

KENYA: The Sala-1 exploration well, which was spud in February 2014 on the eastern side of Block 9, made a natural gas discovery during the second quarter. The well was drilled to a total depth of approximately 10,000 feet and analysis indicated three zones of interest over a 3,280-foot gross interval which were subsequently drill-stem tested. The Sala-2 appraisal well spud in the third quarter of 2014. Marathon Oil holds a 50 percent non-operated working interest in Block 9 with the option to operate any commercial development.

GABON: In late October 2013, the Company was the high bidder as operator on the G13 deepwater block in the pre-salt play offshore Gabon. Negotiations toward a final production sharing contract are ongoing.

Oil Sands Mining
The OSM segment reported income of $55 million for the second quarter of 2014, compared to $20 million in the second quarter of 2013. The increase was primarily a result of improved price realizations and a planned turnaround at the non-operated Athabasca Oil Sands Project during the year-ago quarter.

Corporate and Other
In the second quarter of 2014, Marathon Oil repurchased approximately 13 million common shares at a cost of $449 million under the share repurchase program. The most-recent buyback completed the announced $1.5 billion of share repurchases. The Company now has $1.5 billion remaining on its share repurchase authorization.

In June, Marathon Oil announced that it had entered into a definitive agreement to sell its Norway business for a total transaction value of $2.7 billion, resulting in net proceeds of $2.1 billion at closing, which is expected in the fourth quarter. The effective date of the transaction is Jan. 1, 2014.

Discontinued operations in the second quarter of 2014 included a benefit of $26 million related to a decrease in the valuation allowance on U.S. foreign tax credits on Norway operations.

Special Items
In the second quarter of 2014, Marathon Oil sold non-core acreage located in the far northwest portion of the Williston Basin for cash proceeds of $90 million, which resulted in an after-tax loss of $58 million (pre-tax $91 million).

Marathon Oil recorded an after-tax settlement charge of $5 million ($8 million pre-tax) in the second quarter of 2014 in connection with the Company's U.S. pension plans.

The Company's webcast commentary and associated slides related to the Company's earnings, as well as the Quarterly Investor Packet, will be posted to the Company's website at http://ir.marathonoil.com and to its mobile app as soon as practicable following this release today, Aug. 4. The Company will conduct a question and answer webcast/call on Tuesday, Aug. 5 at 9 a.m. EDT. The webcast slides, associated commentary and answers to questions will include forward-looking information. To listen to the Aug. 5 live webcast, visit the Marathon Oil website at http://www.marathonoil.com. Replays of the webcast will be available through Sept. 4.

# # #
In addition to net income and net income per diluted share determined in accordance with generally accepted accounting principles (GAAP), Marathon Oil has provided supplementally “adjusted net income” and "adjusted net income per diluted share," non-GAAP financial measures which facilitate comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon Oil's ongoing operations. A reconciliation between GAAP net income and “adjusted net income” is provided in the first table of this release. “Adjusted net income” and "adjusted net income per diluted share" should not be considered substitutes for net income and net income per diluted share as reported in accordance with GAAP. Management uses “adjusted net income” to evaluate Marathon Oil's financial performance between periods and to compare Marathon Oil's performance to certain competitors.

In addition to income from continuing operations and income from continuing operations per diluted share determined in accordance with GAAP, Marathon Oil has provided supplementally “adjusted income from continuing operations” and "adjusted income from continuing operations per diluted share," non-GAAP financial measures which facilitate comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon Oil's ongoing operations and can exclude the impact of discontinued operations. A reconciliation between GAAP income from continuing operations and “adjusted income from continuing operations” is provided below. “Adjusted income from continuing operations” and "adjusted income from continuing operations per diluted share" should not be considered substitutes for income from continuing operations and income from continuing operations per diluted share as reported in accordance with GAAP. Management uses “adjusted income from continuing operations” to evaluate Marathon Oil's financial performance between periods and to compare Marathon Oil's performance to certain competitors.

In addition to cash flow from operations determined in accordance with GAAP, Marathon Oil has provided supplementally "cash flow from continuing operations before changes in working capital," a non-GAAP financial measure, which management believes demonstrates the Company's ability to internally fund capital expenditures, pay dividends and service debt. A reconciliation between GAAP cash flow from operations and "cash flow from continuing operations before changes in working capital" is provided in the first table of this release. "Cash flow from continuing operations before changes in working capital" should not be considered a substitute for cash flow from operations as reported in accordance with GAAP. Management uses "cash flow from continuing operations before changes in working capital" to evaluate Marathon Oil's financial performance between periods and to compare Marathon Oil's performance to certain competitors.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than statements of historical fact that give current expectations or forecasts of future events. They include, but are not limited to: the Company’s operational, financial and growth strategies, including planned capital expenditures and the impact thereof, growth activities and expectations, future drilling plans and expectations, planned maintenance activities and the timing and impact thereof, well spud timing and expectations, and the share repurchase program; the Company’s ability to successfully effect those strategies and the expected results therefrom; the Company’s financial and operational outlook, and ability to fulfill that outlook; 2014 production growth expectations and guidance; expected additions to the Company's Oklahoma acreage position; statements related to enhanced completion designs and the expected benefits thereof; and statements related to the announced sale of the Norway business and the expected proceeds, timing and use of proceeds thereof. While the Company believes that the assumptions concerning future events are reasonable, a number of factors could cause results to differ materially from those indicated by such forward-looking statements including, but not limited to: conditions in the oil and gas industry, including the level of supply or demand for liquid hydrocarbons and natural gas and the impact on the price of liquid hydrocarbons and natural gas; changes in political or economic conditions in key operating markets, including international markets; the amount of capital available for exploration and development; timing of commencing production from new wells; drilling rig availability; availability of materials and labor; the inability to obtain or delay in obtaining necessary government or third-party approvals and permits; non-performance by third parties of their contractual obligations; unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto; changes in safety, health, environmental and other regulations; and other geological, operating and economic considerations. These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and those set forth from time to time in the Company’s filings with the Securities and Exchange Commission, which are currently available at www.marathonoil.com. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

Media Relations Contacts:
Lee Warren: 713-296-4103
John Porretto: 713-296-4102

Investor Relations Contact:
Chris Phillips: 713-296-3213

Consolidated Statements of Income (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
(In millions, except per share data)	2014	2014	2013
Revenues and other income:
Sales and other operating revenues, including related party	$2,270	$2,149	$2,513
Marketing revenues	618	541	497
Income from equity method investments	120	137	77
Net gain (loss) on disposal of assets	(87)	2	(107)
Other income	20	20	10
Total revenues and other income	2,941	2,849	2,990
Costs and expenses:
Production	562	542	552
Marketing, including purchases from related parties	614	542	494
Other operating	101	103	70
Exploration	145	73	125
Depreciation, depletion and amortization	680	643	626
Impairments	4	17	0
Taxes other than income	109	95	93
General and administrative	139	187	159
Total costs and expenses	2,354	2,202	2,119
Income from operations	587	647	871
Net interest and other	(76)	(49)	(67)
Income from continuing operations before income taxes	511	598	804
Provision for income taxes	151	200	563
Income from continuing operations	360	398	241
Discontinued operations (a)	180	751	185
Net income	$540	$1,149	$426
Adjusted income from continuing operations (b)	$423	$438	$293
Adjustments for special items (net of taxes):
Net loss on dispositions	(58)	0	(73)
Pension settlement	(5)	(40)	(11)
Unrealized gain on crude oil derivative instruments	0	0	32
Income from continuing operations	$360	$398	$241
Per Share Data
Basic:
Income from continuing operations	$0.53	$0.58	$0.34
Discontinued operations (a)	$0.27	$1.08	$0.26
Net income	$0.80	$1.66	$0.60
Diluted:
Adjusted net income (b)	$0.89	$0.88	$0.67
Adjusted income from continuing operations (b)	$0.62	$0.63	$0.41
Income from continuing operations	$0.53	$0.57	$0.34
Discontinued operations (a)	$0.27	$1.08	$0.26
Net income	$0.80	$1.65	$0.60
Weighted Average Shares:
Basic	676	693	710
Diluted	679	696	714
(a) The Angola assets were sold in the first quarter of 2014 and the Company entered into an agreement to sell its Norway business in June 2014. The Angola and Norway businesses are reflected as discontinued operations in all periods presented.
(b) Adjusted income from continuing operations, adjusted net income, adjusted income from continuing operations per diluted share and adjusted net income per diluted share are non-GAAP financial measures and should not be considered substitutes for income from continuing operations, net income, adjusted income from continuing operations per diluted share and net income per diluted share as determined in accordance with accounting principles generally accepted in the United States. See above for further discussion of these measures.

Supplemental Statistics (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
(in millions)	2014	2014	2013
Segment Income
North America E&P	$302	$242	$221
International E&P	160	221	170
Oil Sands Mining	55	64	20
Segment income	517	527	411
Items not allocated to segments, net of income taxes:
Corporate and unallocated	(94)	(89)	(118)
Net loss on dispositions	(58)	0	(73)
Pension settlement	(5)	(40)	(11)
Unrealized gain on crude oil derivative instruments	0	0	32
Income from continuing operations	360	398	241
Discontinued operations (a)	180	751	185
Net income	$540	$1,149	$426
Capital Expenditures (c)
North America E&P	$1,102	$867	$904
International E&P	115	105	107
Oil Sands Mining	55	68	98
Discontinued Operations (a)	141	110	138
Corporate	10	3	10
Total	$1,423	$1,153	$1,257
Exploration Expenses
North America E&P	$82	$57	$76
International E&P	63	16	49
Total	$145	$73	$125
Provision for Income Taxes
Current income taxes	$67	$111	$523
Deferred income taxes	84	89	40
Total	$151	$200	$563
(c) Capital expenditures include changes in accruals.

Supplemental Statistics (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
	2014	2014	2013
North America E&P - Net Sales Volumes
Liquid Hydrocarbons (mbbld)	178	163	148
Bakken	47	40	37
Eagle Ford	83	78	64
Oklahoma resource basins	8	6	5
Other North America	40	39	42
Crude Oil and Condensate (mbbld)	151	138	126
Bakken	44	38	35
Eagle Ford	67	62	50
Oklahoma resource basins	2	2	1
Other North America	38	36	40
Natural Gas Liquids (mbbld)	27	25	22
Bakken	3	2	2
Eagle Ford	16	16	14
Oklahoma resource basins	6	4	4
Other North America	2	3	2
Natural Gas (mmcfd)	294	300	316
Bakken	18	16	12
Eagle Ford	111	107	99
Oklahoma resource basins	61	54	48
Other North America	104	123	157
International E&P - Net Sales Volumes
Liquid Hydrocarbons (mbbld)	44	48	89
Equatorial Guinea	31	35	30
United Kingdom	13	13	14
Libya	0	0	45
Natural Gas (mmcfd)	474	468	461
Equatorial Guinea	446	435	401
United Kingdom (d)	28	30	36
Libya	0	3	24
Oil Sands Mining - Net Sales Volumes
Synthetic Crude Oil (mbbld) (e)	44	47	43

Total Continuing Operations - Net Sales Volumes (mboed)	394	386	410
Discontinued Operations - Net Sales Volumes (mboed)(a)	70	77	96
Total Company - Net Sales Volumes (mboed)	464	463	506
Net Sales Volumes of Equity Method Investees (mtd)
LNG	6,624	6,579	5,820
Methanol	980	1,153	973
(d) Includes natural gas acquired for injection and subsequent resale of 5 mmcfd, 7 mmcfd and 8 mmcfd in the second and first quarters of 2014 and in the second quarter of 2013, respectively.
(e) Includes blendstocks.

Supplemental Statistics (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
	2014	2014	2013
North America E&P - Average Price Realizations (f)
Liquid Hydrocarbons ($ per bbl) (g)	$86.43	$84.79	$84.51
Bakken	90.47	87.60	85.96
Eagle Ford	85.36	84.16	83.90
Oklahoma resource basins	52.00	58.75	47.05
Other North America	90.45	87.40	88.64
Crude Oil and Condensate ($ per bbl)	$95.95	$92.48	$93.75
Bakken	93.08	89.46	88.65
Eagle Ford	99.08	96.10	99.40
Oklahoma resource basins	101.12	94.38	90.51
Other North America	93.45	89.25	91.32
Natural Gas Liquids ($ per bbl)	$34.80	$43.11	$31.72
Bakken	45.13	57.62	35.92
Eagle Ford	30.20	37.50	28.09
Oklahoma resource basins	33.04	44.58	27.99
Other North America	54.13	61.83	51.05
Natural Gas ($ per mcf)	$5.00	$5.28	$4.19
Bakken	4.12	8.41	4.47
Eagle Ford	4.76	4.89	4.17
Oklahoma resource basins	4.57	5.50	4.71
Other North America	5.65	5.10	4.01
International E&P- Average Price Realizations (f)
Liquid Hydrocarbons ($ per bbl)	$75.41	$75.55	$93.62
Equatorial Guinea	59.72	62.37	54.09
United Kingdom	110.51	109.53	101.85
Libya	0.00	0.00	117.55
Natural Gas ($ per mcf)	$0.69	$0.92	$1.24
Equatorial Guinea (h)	0.24	0.24	0.24
United Kingdom	8.04	10.02	10.23
Libya	0.00	6.65	4.65
Oil Sands Mining - Average Price Realizations (f)
Synthetic Crude Oil ($ per bbl)	$94.17	$88.50	$89.39

Discontinued Operations - Average Price Realizations ($ per boe)(a)
Angola	$0.00	$99.82	$100.30
Norway	$108.11	$108.08	$103.73
(f) Excludes gains or losses on derivative instruments.
(g) There were no open crude oil derivative instruments in the first and second quarters of 2014. Inclusion of realized gains on crude oil derivative instruments would have increased North America E&P average liquid hydrocarbon price realizations by $1.26 per bbl for second quarter of 2013.
(h) Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and Equatorial Guinea LNG Holdings Limited, which are equity method investees. Marathon Oil includes its share of income from each of these equity method investees in the International E&P segment.